                          AMERICAN BANK OF CONNECTICUT
                              TWO WEST MAIN STREET
                             WATERBURY, CONNECTICUT
                                 (203) 757-9401


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on April 25, 2001

     Notice is hereby given that the Annual Meeting of Stockholders of American Bank of Connecticut (the "Meeting"), a Connecticut state-chartered savings bank (the "Bank"), will be held at the Mattatuck Museum, 144 West Main Street, Waterbury, Connecticut, on Wednesday, April 25, 2001, at 4:00 p.m. A Proxy Card, a Proxy Statement for the Meeting and the Bank's Annual Report to Shareholders are enclosed. The Meeting is for the purpose of considering and acting upon:

     1.    The election of four directors of the Bank;

     2. The ratification of the appointment of KPMG LLP as auditors for the Bank for the 2001 fiscal year;

     3. Such other matters as may properly come before the Meeting or any adjournment thereof.

     NOTE: THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO COME BEFORE THE MEETING.

     Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Stockholders of record at the close of business on March 21, 2001 (the "Record Date"), are the stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. You are requested to fill in and sign the enclosed Proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote at the Meeting in person.

                               BY ORDER OF THE BOARD OF DIRECTORS

                               BETTY ANN VEILLETTE, SECRETARY
March 23, 2001
Waterbury, Connecticut

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE BANK THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                    ________________________________________

                          AMERICAN BANK OF CONNECTICUT

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on April 25, 2001
                    ________________________________________


     This Proxy Statement is furnished to shareholders of American Bank of Connecticut (the "Bank") in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Annual Meeting of Stockholders of the Bank (the "Meeting") which will be held at the Mattatuck Museum, 144 West Main Street, Waterbury, Connecticut 06702, on Wednesday, April 25, 2001, at 4:00 p.m. This Notice of Meeting, Proxy Statement, the Bank's Annual Report and the Form of Proxy are first being mailed to shareholders of the Bank on or about March 23, 2001. The Annual Report to Shareholders is the Bank's annual disclosure statement to shareholders.

                             AVAILABLE INFORMATION

     The Bank is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and, in accordance therewith, files periodic reports, proxy statements and other information with the Federal Deposit Insurance Corporation (the "FDIC"). Copies of such filings may be obtained at prescribed rates from the public reference facilities maintained by the FDIC at 550 17th Street, N.W., Room F-6043, Washington, D.C. 20429, telephone (202) 898-8913 and facsimile (202) 898-3909. The Bank Common Stock is listed on the American Stock Exchange and reports, proxy statements and other information concerning the Bank can also be inspected at the offices of The American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Bank with the FDIC are incorporated herein by reference: (1) the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and (2) the Bank's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.
All documents filed by the Bank with the FDIC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents (all such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statements contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. This Proxy Statement incorporates by reference documents relating to the Bank, which are not presented herein or delivered herewith. These documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available without charge from Betty Ann Veillette, Secretary, American Bank of Connecticut, Two West Main Street, Waterbury, Connecticut 06702.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE BANK. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN A CHANGE IN THE AFFAIRS OF THE BANK OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    GENERAL

                                VOTING PROCEDURE

     Only shareholders of record at the close of business on March 21, 2001 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were 4,770,800 shares of Bank Common Stock outstanding and entitled to vote. Each shareholder is entitled to one vote, in person or by proxy, for each share of Bank Common Stock held of record in his or her name at close of business on the Record Date. The presence in person or by proxy of stockholders entitled to cast 2,385,401 votes (a majority of all shares entitled to vote at the Meeting) will constitute a quorum for each item. Broker non-votes, abstentions and withhold-authority votes will be included in the calculation of the number of shares represented for the purpose of determining whether a quorum has been achieved. Assuming that a quorum exists, the affirmative vote of a plurality of the shares voted, in person or by proxy, at the Meeting will be required to approve the election of directors (Proposal 1) and to ratify the approval of the appointment of KPMG LLP as independent certified public accountants (Proposal 2), and in each case, broker non-votes and abstentions will not affect the calculation of the voting results.

                             REVOCATION OF PROXIES

     Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Bank or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting and all adjournments thereof. A proxy will not be voted if a stockholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of the Bank will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted for the nominees for Director set forth below and in favor of any other proposal set forth in this Proxy Statement for consideration at the Meeting.

                         MEANS AND COST OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Bank. In addition to solicitations by mail, directors, officers, and regular employees of the Bank may solicit proxies personally or by telegraph, telephone, facsimile, e-mail or other means of communication, without additional compensation. The Bank will also request persons, firms and companies holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Bank will reimburse such persons for their reasonable expenses incurred in that connection.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Bank has outstanding 4,770,800 shares of capital common stock entitled to vote at the Meeting. Stockholders of record as of the close of business on March 21, 2001, will be entitled to one vote for each share then held. The Bank's only class of voting securities is common stock having a par value of $1.00 per share.

       STATUS OF 1999 BANK HOLDING COMPANY FORMATION VOTE BY SHAREHOLDERS

     At the 1999 Annual Meeting, the Bank's Shareholders approved an Agreement and Plan of Reorganization between the Bank and BKC Bancorp, Inc. (the "Plan" or the "Reorganization"). The Plan as set forth in the Bank's 1999 Proxy Statement provides for the Bank to become a wholly-owned subsidiary of BKC Bancorp, a Connecticut corporation incorporated by the Bank solely for the purpose of becoming the holding company of the Bank in the Reorganization (The "BKC Bancorp, Inc." name was amended to American Financial Bancorp, Inc. in May, 1999; thus, "American Financial Bancorp., Inc." will be substituted in this Proxy Statement for "BKC Bancorp, Inc." as used in the 1999 Proxy Statement).
At the 2000 annual meeting, management reported that the Reorganization had been delayed but not terminated, and left open the prospect of implementation during 2000. The primary and initial reason for the deferral was the Bank's acquisition of three Fleet/BankBoston branches as described in the 1999 Annual Report to Shareholders. This prospect arose after the 1999 Annual Meeting, the bid was made in August 1999, and the contract was signed in November 1999; the acquisition was closed in August 2000. Following the acquisition, Bank management's efforts and attention became concentrated on the task of merging the three new branches and related deposits of over $108,000,000 into the Bank's organization. Another reason for the deferral was preliminary discussions regarding business combinations that occurred from time to time from the summer of 1999 through end of 2000. Consummation of these business combinations might have obviated the need for the formation of the bank holding company. It was the concurrence of the acquisition of the branches and the strategic discussions that convinced management that it was prudent to defer the Plan implementation until 2001. The Bank has determined that it is in the shareholders' best interest to recommence the application process to implement the Plan as executed in 1999. The Bank expects to complete the Plan before the end of 2001. The precise timing is subject to the timing of regulatory approvals. It should be noted that at this point the Bank has no definitive agreement for a business combination, and there can be no assurance that any such combination will or will not occur in the future, with or without the Reorganization.

     The Reorganization will become effective (the "Effective Time") upon the later of: (i) the close of business on the date on which the Plan, having been approved by the Banking Commissioner of the State of Connecticut (the "Banking Commissioner"), shall be filed in the office of the Secretary of State of the State of Connecticut; or (ii) the close of business on the date on which all of the conditions to the Reorganization have been satisfied or otherwise fulfilled or compliance therewith has been waived. As set forth in the Plan, the obligations of the Bank and American Financial Bancorp, Inc. (hereafter "AFB") to consummate the Reorganization are subject to, among others, the following conditions: (1) the approval of the Plan by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock entitled to vote at the Meeting; (2) receipt of all regulatory approvals and authorizations, including without limitation the approvals of (i) all state securities law agencies that have jurisdiction over the offer and sale of AFB Common Stock pursuant to the Plan, (ii) the Federal Reserve Board under the Federal BHC Act, (iii) the Banking Commissioner under the Connecticut BHC Act, and (iv) the receipt of all other consents, approvals and permissions necessary to permit consummation of the Reorganization; (3) the Bank shall have determined that the number of shares of Bank Common Stock held by Dissenting Shareholders shall not make consummation of the Reorganization inadvisable; and (4) the approval for listing of AFB Common Stock on the American Stock Exchange upon issuance of such AFB Common Stock. As of the date of this Proxy Statement, the Bank is recommencing the application process for submissions to the Connecticut State Banking Commissioner, the Federal Securities and Exchange Commission, and the Federal Reserve Board. However, those submissions have not yet been filed.

     After the Plan is implemented and the Bank becomes a wholly-owned subsidiary of AFB, no other material disposition or material restructuring of the Bank is contemplated as a result of the Reorganization. Further, the Bank will continue its operations at the same locations, with the same management and subject to all of the rights, obligations and liabilities the Bank had immediately prior to the Reorganization. The consolidated capitalization, assets, liabilities and financial statements of AFB immediately following the Reorganization will be the same as those of the Bank immediately prior to the Reorganization.

     Once the Reorganization is complete, all of the issued and outstanding Bank Common Stock will be acquired by AFB and each share of Bank Common Stock will automatically be exchanged for one share of AFB Common Stock, all in a single transaction. At that time, AFB will become the owner of all of the outstanding shares of Bank Common Stock and each shareholder of the Bank will become the owner of one share of AFB Common Stock for each share of Bank Common Stock held immediately prior to the Reorganization.

     After consummation of the Reorganization, AFB will be managed by a classified board of directors consisting of the current directors of the Bank (which include the nominees described in Proposal 1). The executive officers of AFB will be: William E. Solberg, Chairman, President and Chief Executive Officer; Floyd G. Champagne, Executive Vice President, Treasurer and Chief Financial Officer; and Betty Ann Veillette, Secretary.

     The Plan provides that on and after the Effective Time, shareholders of the Bank will become shareholders of AFB and will have no further rights as shareholders of the Bank. The Plan also provides that at the Effective Time, certificates representing shares of the Bank Common Stock immediately prior to the Effective Time will be converted into certificates representing shares of AFB Common Stock without the necessity of any physical exchange of stock certificates. After the Effective Time, shareholders shall be entitled, but not required, to exchange their Bank Common Stock certificates for new certificates representing shares of AFB Common Stock. Shareholders will be notified by the transfer agent for the Bank and AFB as to the procedure for the voluntary exchange of Bank Common Stock certificates for AFB Common Stock certificates. Shareholders will not be required to complete such exchange.

     Under Section 36a-181(c) of the Connecticut Bank Holding Company and Bank Acquisition Act (the "Connecticut BHC Act") any Bank shareholder who properly and timely objects to the Reorganization has the right ("appraisal rights") to receive from the Bank the value of such shareholder's Bank Common Stock determined as of the Effective Time. The Plan provides that either the Bank or AFB may terminate the Plan at any time before the Effective Time if the number of shares for which shareholders exercise appraisal rights makes consummation of the Reorganization inadvisable in the opinion of the Bank or AFB. Pursuant to the Plan, Shareholders were required to exercise such appraisal rights by giving the Bank written notice of their objection to the Plan on or before April 21, 1999, the date of the 1999 Annual Meeting. Thereafter, once the Plan is approved and filed with the Connecticut Secretary of State, shareholders who timely made such written objection ("Dissenting Shareholders") are to receive the "value" of their Bank Common Stock within three months of the demand, if they have made a written demand within ten days after such Secretary of State filing. The Bank received no shareholder objections to the Plan by April 21, 1999 and therefore there are no shareholders with appraisal rights and no Dissenting Shareholders.

     The present Bank stock certificates will for all purposes after the Effective Time represent the same number of shares of AFB Common Stock, and the holders of those certificates will have all rights of shareholders of AFB. The authorized capital stock of AFB consists of 12,000,000 shares of AFB Common Stock, par value $1.00 per share. As of March 21, 2001, 100 shares of AFB Common Stock were issued and outstanding and held by the Bank. In connection with the consummation of the Reorganization, these shares will be cancelled. AFB Common Stock has no preemptive or conversion rights or other subscription rights.

     There are no redemption or sinking fund provisions applicable to AFB Common Stock, and the outstanding shares of AFB Common Stock are, and the shares to be issued in the Reorganization will be, when issued pursuant to the Plan, fully paid and nonassessable. Shareholders of AFB are entitled to one vote for each share of AFB Common Stock held of record on matters submitted to a vote of shareholders. AFB Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of AFB Common Stock voting for the election of directors may elect all of the directors standing for election if they choose to do so, and, in such event, the holders of the remaining shares of AFB Common Stock will not be able to elect any person or persons to the Board of Directors of AFB.

     The Plan provides that it may be amended at any time prior to the Effective Time by written agreement by the Bank and AFB, provided that no such amendment that, in the sole judgment of the Bank's Board of Directors, would have a material adverse effect upon the rights of the Bank's shareholders, may be effected without the approval of such shareholders. As of the date of this Proxy Statement, there are no amendments, other than the name change to American Financial Bancorp, Inc.

     For a more complete statement regarding the governmental and regulatory approvals, conditions to the Plan, amendment procedure, termination and abandonment of the Plan, certain federal income tax consequences, effect on Bank stock plans and other awards, accounting treatment, Charter and Bylaw Provisions, comparison of material rights of AFB shareholders and the Bank Shareholders as to dividends, Directors' meetings and voting rights, dividends, shareholder nominations of Directors, supermajority vote requirements, applicability of Federal Securities Laws, resale of AFB Common Stock, American Stock Exchange listing, regulation and supervision and capital requirements of the approved Plan please refer to the text of the Plan included in the 1999 Proxy Statement for the 1999 Annual Meeting. Copies of the Plan are available at the offices of the Bank and are an exhibit to the 1999 Proxy Statement on file with the FDIC.

                Security Ownership of Certain Beneficial Owners

     The following table sets forth information as of March 2, 2001, with respect to any person or group which is known to the Bank to be the beneficial owner of 5% or more of the Bank's outstanding shares of common stock.

     Title of                                 Amount and Nature of        Percent of
     Class         Name and Address        Beneficial Ownership (1)(2)    Common Stock
     -------       ----------------       -----------------------------   ------------
     Common Stock  Gene C. Guilbert             476,800 shares(3)             9.91
                   Botsford Hill Road
                   Roxbury, CT 06783

     (1) Includes all shares held directly as well as indirectly by a spouse of the named beneficial owner thereof, or as custodian or trustee for minor children, over which shares the named individual effectively exercises sole voting power and sole investment power. Also includes shares for which the named beneficial owner has a right to acquire within 60 days of Record Date, although the named individual will have neither voting power nor investment power until such shares are purchased through the exercise of options.

     (2) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Federal Deposit Insurance Corporation ("FDIC").

     (3) Includes 8,800 shares held by Mr. Guilbert's wife and 40,000 shares awarded to Mr. Guilbert pursuant to a stock option grant, which shares are exercisable within 60 days of the Record Date.


                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of March 2, 2001, with respect to securities beneficially owned by all Directors, Nominees, and Executive Officers named in the summary compensation table, individually, and all Officers and Directors as a group:


                                    Amount and Nature of         Percent of
Class             Name           Beneficial Ownership (1)(2)    Common Stock
-----             ----          ------------------------------  ------------

                                            NOMINEES

Common    Richard H. Caulfield             45,000 (3)                   *

Common    Gene C. Guilbert                476,800 (4)                9.91

Common    William E. Solberg               77,600 (5)                1.58

Common    Robert W. Wesson                 59,174 (3)                1.23

                        DIRECTORS CONTINUING IN OFFICE

Common    Norman S. Drubner                31,200 (6)                   *

Common    Charles T. Kellogg              115,650 (7)                2.40

Common    Gregory S. Oneglia               46,000 (3)                   *

Common    Paul A. Sirop                   172,362 (8)                3.58

Common    Ann Y. Smith                     44,400 (3)                   *

                          EXECUTIVE OFFICERS

Common    William E. Solberg               77,600(5)    1.58

Common    Floyd G. Champagne               26,000(9)       *

Common    Earl T. Young                    11,300(10)      *

Common    All Executive Officers &
          Directors as a Group          1,105,486        21.26
          (11 persons)

*Less than 1%

(1) Includes all shares held directly, as well as indirectly, by spouses of the named beneficial owners thereof, or as custodian or trustee for minor children, over which shares the named individuals effectively exercise sole voting power and sole investment power. Also includes shares for which the named beneficial owners have a right to acquire within 60 days of the Record Date, although the named individual will have neither voting power nor investment power until such shares are purchased through the exercise of the options.

(2) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Federal Deposit Insurance Corporation.

(3) Includes 43,000 shares issuable pursuant to the Directors Stock Option Plan, which grant is exercisable within 60 days of the Record Date.

(4) Includes 8,800 shares held by Mr. Guilbert's wife and 40,000 shares awarded to Mr. Guilbert pursuant to a stock option grant, which grant is exercisable within 60 days of the Record Date.

(5) Includes 66,600 shares awarded to Mr. Solberg pursuant to stock option grants, which grants are exercisable within 60 days of the Record Date.

(6) Includes 31,000 shares issuable pursuant to the Directors Stock Option Plan, which grant is exercisable within 60 days of Record Date.

(7)  Includes 21,800 shares held by the Kellogg Charitable Remainder Trust
U/A/D 12/30/98, Charles T. Kellogg and Martha G. Kellogg, Trustees, 8,600 shares held by Mr. Kellogg in trust for his children, 6,800 shares held by Mr. Kellogg as custodian for his children, 10,200 shares held by Mr. Kellogg's wife, 1,600 shares held by Mr. Kellogg's wife as trustee, and 39,000 shares issuable pursuant to the Directors Stock Option Plan, which grant is exercisable within 60 days of the Record Date.

(8) Includes 12,200 shares held by Dr. Sirop's wife and 47,000 shares issuable pursuant to the Directors Stock Option Plan, which grant is exercisable within 60 days of the Record Date.

(9) Includes 23,000 shares awarded to Mr. Champagne pursuant to stock option grants, which grants are exercisable within 60 days of the Record Date.

(10) Includes 10,000 shares awarded to Mr. Young pursuant to stock option grants, which grants are exercisable within 60 days of the Record Date.

                             ELECTION OF DIRECTORS
                           (Proposal 1 on Proxy Card)

     The Bank's Board of Directors is presently composed of nine members. The Bylaws provide for one class of Directors and for the staggering of terms.

     Four Directors will be elected at the Meeting, each to a three-year term. Each Director elected will serve for the duration of the term to which he is elected or until his successor shall have been elected and shall qualify. (2)
It is intended that the persons named in the proxies solicited by the Board will vote for the election of the following-named nominees. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board knows of no reason why any nominee might be unable to serve. A majority of the votes cast at the Meeting is required to elect each Director.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE NOMINEES. (3)

     The following table sets forth for each nominee and Director continuing in office, name, age, principal occupation(s) during the past five years, the year each first became a Director and the year each term will expire:

                                                                                  Year
                                                                                 First      Term
                                                                                Elected      To
Name                    Age              Principal Occupation (1)               Director   Expire
----------------------  ---  -------------------------------------------------  --------  ---------

                                                  NOMINEES
                                                  --------

Richard H. Caulfield     68  Partner (retired) KPMG, LLC                            1994       2004

Gene C. Guilbert         72  Bank Chairman and CEO, Retired                         1960       2002 (2)

William E. Solberg       51  President and Chief Executive Officer of the Bank      1997       2004

Robert W. Wesson         58  President, Wesson, Inc.                                1994       2004

                                        DIRECTORS CONTINUING IN OFFICE
Norman S. Drubner        61  President of Drubner Industrials, a real estate        1985       2002
                             brokerage company of Waterbury, CT;
                             Partner in law firm of Drubner, Hartley, O'Connor
                             & Mengacci of Waterbury, CT

Charles T. Kellogg       69  Chairman of the Board and Treasurer                    1977       2002
                             of Hubbard-Hall Inc., a manufacturing and
                             distribution company in Waterbury, CT

Gregory S. Oneglia       54  Vice Chairman of O&G Industries, Inc., a               1996       2003
                             Torrington, CT based construction company

Paul A. Sirop            69  Partner (retired), Phoenix Internal Medical
                             Associates, LLC                                        1976       2002

Ann Y. Smith             51  Curator, Mattatuck Museum, Waterbury, CT               1996       2003

(1) In 1997, Mr. Guilbert was elected Chairman and Chief Executive Officer of the Bank for a one year term. He served as Chairman from January 1, 1999 to January 2001. Mr. Solberg was elected President of the Bank in 1997, was named President and Chief Executive Officer of the Bank on January 1, 1999, and was named Chairman in January 2001. Mr. Oneglia served as President of O&G Industries until January 1, 1998. Mr. Kellogg served as President and CEO of Hubbard-Hall Inc. until November 1, 1999. All other directors and nominees have held these positions for more than five years.

(2) By a special amendment to the by-laws on January 24, 2001, Mr. Guilbert's eligibility to serve as a director has been extended until the Annual Meeting following his attainment of age 73. If elected, Mr. Guilbert will serve one year of the term.

(3) After consummation of the Plan of Reorganization described on page 2 and 3 of this Proxy Statement, AFB will be managed by a classified board of directors consisting of the above directors of the bank (including the nominees, if elected).

                               PRINCIPAL OFFICERS

   The following table sets forth the names, ages, and positions held with the Bank and the year first elected to present position of principal officers of the Bank.(1) Officers hold their positions for one year following their election at the first meeting of the Board of Directors after the annual meeting of stockholders.(2)

                                                                        Year First Elected
                                                                        ----------------------
      Name            Age        Position Held at Bank                  to Present Position(1)
      ----            ---        ---------------------                  ----------------------

William E. Solberg     51        President & Chief Executive
                                 Officer                                1997

Floyd G. Champagne     53        Executive Vice President/Treasurer
                                 & Chief Financial Officer              1989

Earl T. Young          39        Executive Vice President/Senior
                                 Lending Officer                        2000

(1) Pursuant to the terms of the 1997 election, Mr. Solberg became President and Chief Executive Officer on January 1, 1999. Mr. Champagne became Executive Vice President in 1996 and Treasurer in 1998. Mr. Young became Executive Vice President in 2000.

(2) After consummation of the Plan of Reorganization described at page 2 and 3 of this Proxy Statement, Messrs. Solberg and Champagne will be the executive officers of American Financial Bancorp, Inc..


                              Business Experience

     William E. Solberg served as Executive Vice President/Senior Lending Officer until his election as President of the Bank in 1997. As President and Chief Executive Officer, he is responsible for the business operations of the Bank under policies and procedures established by the Board of Directors. He is also a member of a standing management investment committee.

     Floyd G. Champagne serves as Executive Vice President/Treasurer and Chief Financial Officer. He is a member of the Officers' Executive Committee and the Investment Committee. He has been employed by the Bank since 1989.

     Mr. Young joined the Bank in 1998 as a Senior Vice President in the lending area. He was named Executive Vice President/Senior Lending Officer in 2000.
Mr. Young is a member of the Officers' Executive Committee.

                         CERTAIN BUSINESS RELATIONSHIPS

     The law firm of Drubner, Hartley, O'Connor & Mengacci, of which Norman S. Drubner is a partner, rendered legal services during the 2000 fiscal year. The Bank may also retain the services of that firm during the 2001 fiscal year.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors. During the year ended December 31, 2000, there were twelve
(12) meetings of the Bank's Board of Directors. Each current member attended at least 75 percent of the meetings held during the year.

   The Bank's Board of Directors currently exercises certain of its powers through its Audit, Community Responsibility, Compensation, Loan, and Nominating Committees.

Audit Committee. Directors Caulfield, Drubner, Kellogg, Oneglia, Sirop, Smith, and Wesson are the current members of the Bank's Audit Committee. Each of these Directors is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A. The Committee is responsible for providing independent, objective oversight of the Bank's accounting functions, internal controls, and financial reporting process, as well as review of the scope of services and fees of the independent auditors.

Compensation Committee. The Compensation Committee's primary responsibility is to recommend and approve remuneration for the Bank's Officers and Directors. It reviews all salary increases granted to the staff below the Executive Officer level. The Committee also functions as the Stock Option Committee and selects the officers to whom stock options are to be granted, and determines the number of shares to be granted and timing of the option exercises. Awards are based on an Officer's length of service, level of compensation, overall responsibility, and future potential to the Bank. Messrs. Kellogg, Sirop and Ms. Smith, outside Directors, are the current members of the Compensation Committee. During the year ended December 31, 2000, there were two Compensation Committee meetings and five Stock Option Committee meetings.

Community Responsibility Committee. Messrs. Caulfield, Drubner, Kellogg, Oneglia, Sirop, Solberg, Wesson, Guilbert and Ms. Smith comprise the membership of this Committee. The functions of the Committee include review of Community Reinvestment Act programs of the Bank, the Bank's compliance program, and the Bank's compliance with applicable law and regulations. This committee was established in 1994.

Nominating Committee. The full Board of Directors acts as a Nominating Committee for the annual selection of nominees for election as Directors.
While the Board will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Bank's stockholders for nominees. Names of nominees recommended by stockholders must be delivered in writing to the Secretary of the Bank no less than 60 days nor more than 90 days prior to the date of an annual meeting, unless public disclosure of the date of the meeting occurs less than 90 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 70/th/ day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Bank to include in its proxy statement and form of proxy for such meeting any shareholder nomination that does not meet the requirements of the SEC as incorporated by reference into the FDIC Regulations in effect at the time.

     COMPENSATION AND OTHER TRANSACTIONS WITH MANAGEMENT AND OTHERS

                        Compensation of Executive Officers

The following table sets forth the compensation paid by the Bank for each of the previous three years to the individual who was the Bank's Chief Executive Officer during that period and each of the other officers of the Bank whose total salary and bonus for the year ended December 31, 2000, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term Compensation
                        Annual Compensation                                         Awards
                        --------------------                                ----------------------
                                                         Other            Restricted   Securities      All
                                                         Annual             Stock      Underlying     Other
Name and                           Salary     Bonus      Compensation       Award       Options    Compensation
Principal Position -      Year      ($)        ($)           ($)            ($)(1)       (#)(2)       ($)(3)
----------------------    ----       --        --            ---           --------     -------      --------
William E. Solberg         2000    $250,000   $50,000(4)     -0-             -0-        118,600      $  8534
                           1999    $200,000   $40,000        -0-             -0-        112,600      $  8366
                           1998    $151,000    -0-           -0-             -0-         75,600      $  9556

Floyd G. Champagne         2000    $150,000   $15,000                        -0-         53,200      $  8065
                           1999    $135,000   $15,000        -0-             -0-         54,000      $  7309
                           1998    $123,000    -0-           -0-             -0-         36,000      $  7766

Earl T. Young              2000    $125,000   $10,000        -0-             -0-         36,000      $  6233
                           1999    $107,500   $ 7,500        -0-             -0-         23,000          -0-
                           1998    $ 90,000   $ 5,000        -0-             -0-         16,000          -0-

Scott D. Brabant           2000    $ 96,500   $10,000        -0-             -0-         29,000      $  4507
                           1999    $ 75,000   $ 9,000        -0-             -0-         27,000      $  3726
                           1998    $ 65,000    -0-           -0-             -0-         20,000      $  3434

     (1) Under previous awards, the total number of restricted shares held by the above named executive officers, and the aggregate value of such shares, calculated by multiplying the closing price of the Bank's common stock at December 29, 2000, by the number of shares held at that date is as follows: Mr.
Solberg: 6000 shares with an aggregate value of $137,250; and Mr. Champagne:
3,000 shares with an aggregate value of $68,625. Messrs. Young and Brabant have no restricted shares. The restrictions applicable to such restricted stock holdings lapse upon the earliest of (i) the date on which the executive officer's employment with the Bank ends by reason of death or disability (ii) the date on which a change in control of American Bank occurs or (iii) ratably over the ten year period ending December 15, 2003. The holders of restricted stock are entitled to receive dividends on their shares to the same extent as other holders of Bank common stock. Restricted stock grants to Messrs. Solberg and Champagne were in lieu of 1994 and 1995 salary increases.
     (2) The Bank has never granted SARs.
     (3) The amounts reported under this caption reflect contributions made to the Bank's Employee Stock Ownership Plan on behalf of the named executive officers.
     (4) Payment deferred until January 2001.

Option/SAR Grants in Last Fiscal Year.

   On April 26, 2000, Mr. Young was awarded options grants for 10,000 shares. The option price was $19.75. On December 19, 2000, Messrs. Solberg, Champagne, Young, and Brabant were awarded option grants for 8,000 shares, 3,000 shares, 3,000 shares and 2,000 shares respectively. The option price was $18.8125. No SAR grants were made to the named officers during the year ended December 31, 2000.

Option Exercises and Values.

     The following table provides information regarding the exercises of options during the year ended December 31, 2000, by the officers named in the Summary Compensation Table, and the value of such officers' unexercised stock options as of December 31, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)
                        -------------------------------

                                                         Number of
                                                         Securities        Value of
                                                         Underlying        Unexercised
                                                         Unexercised       In-the-Money
                                                         Options           Options/SARs
                                                         at FY-End (#)     at FY-End ($)(2)

                      Shares Acquired   Value Realized   Exercisable/       Exercisable/
  Name                on Exercise (#)        ($)         Unexercisable      Unexercisable
 -----                ---------------   --------------   -------------   ------------------
William E. Solberg         2,000           $16,238       67,600/51,000      350,613/212,000

Floyd G. Champagne         3,800           $37,988       27,200/26,000       93,613/151,688

Earl T. Young                -0-               -0-       10,000/26,000        14,750/67,438

Scott D. Brabant             -0-               -0-        7,600/21,400       25,150/146,225

(1) The Bank has never issued SARs.
(2) Based on a December 29, 2000 Bank common stock closing price of $22.875.

Employment Agreements

     During 1996 the Bank entered into employment agreements with executive officers Solberg and Champagne (collectively "executive officers"). The agreements have an initial 3-year term ending June 30, 1999; but beginning July 1, 1997, and each July thereafter, the term is extended for an additional year beyond the 3-year term unless the Bank exercises its right not to extend the agreements. The agreements, as amended in 1999, provide that if Mr. Solberg and Mr. Champagne are terminated without good cause, or, in the event of a change in control, either officer resigns his employment with good reason or is terminated without good cause, such officer will be entitled to receive compensation in a multiple of his then base salary (annualized for the current fiscal year and including, without limitation, the maximum target bonus the Executive Officer could have received for the current year, or if no formal bonus program, the greatest bonus paid during any one of the three preceding fiscal years) plus the value of restricted stock grants valued as of the date of grant and corrected for any stock dividends and/or splits, and payment for unused vacation time.

      In the event of termination without good cause, Mr. Solberg will receive an amount equal to three times his compensation, as defined above. Mr. Champagne will receive an amount equal to two times compensation as outlined above. In the event of a change of control, Mr. Solberg will receive the greatest of an amount equal to three times his compensation for the current year (annualized for the current fiscal year and including, without limitation, the maximum target bonus he could have received for the current year, or if no formal bonus program, the greatest bonus paid during any one of the three preceding fiscal years); or an amount equal to three times his compensation for the Bank's last full fiscal year preceding the Change of Control; or an amount equal to three times his average compensation for the Bank's last three full fiscal years preceding the change in control. Mr. Champagne will receive the greatest of an amount equal to two times his compensation for the current year (annualized for the current fiscal year and including, without limitation, the maximum target bonus he could have received for the current year, or if no formal bonus program, the greatest bonus paid during any one of the three preceding fiscal years); or an amount equal to two times his compensation for the Bank's last full fiscal year preceding the Change of Control; or an amount equal to two times his average compensation for the Bank's last three full fiscal years preceding the Change of Control. In addition, the above named executive officers will also be entitled to supplementary retirement benefits which credit Mr. Solberg with 36 months of service, and Mr. Champagne with 24 months of service, accrued beyond the termination date.

     Messrs. Solberg and Champagne will also be entitled to a continuation of medical and dental benefits following date of termination after a Change of Control. Mr. Solberg will be entitled to his customary medical and dental insurance benefits for a period of 36 months, and Mr. Champagne will be entitled to twenty-four months of his customary coverages. In addition, to the extent existing in the current year of a Change of Control or during the last full fiscal year preceding a Change of Control, whichever benefits are greater, Mr. Solberg shall be entitled to a continuation of Bank-paid perquisites for a period of thirty-six months following date of termination. Such perquisites shall include, without limitation, club and/or organization memberships, dues, and assessments (including increases during said thirty-six month period) and an amount equal to thirty-six times the monthly fair rental value of the company car.

     If, during the agreement, either of the above named executive officers terminates employment due to physical or mental disability, he will receive a lump sum payment for unused vacation plus 60% of base salary after exhaustion of long term disability benefits. If either Mr. Solberg or Mr. Champagne dies during the agreement, his beneficiary will be entitled to receive payments equal to, in the case of Mr. Solberg, three times base salary at death; in the case of Mr. Champagne, payments will be equal to two times base salary at time of death, all subject to a base salary cap of $200,000. For Mr. Champagne, the agreement provides that such payments will be reduced so as not to constitute either "excess parachute payments" under IRC (S)280G or "excessive employee remuneration" under IRC (S)162(m). IRC (S)280G denies the reduction to the corporation if payments upon a change in control exceed three times compensation. IRC (S)162(m) denies a deduction to the corporation for
remuneration in excess of $1,000,000.   Under his agreement, payments to Mr.
Solberg are not limited to the amounts as set forth above under sections 162(m) and 280G of the Internal Revenue Code. Further, in the event that any payment or benefit received by Mr. Solberg is subject to any excise tax, including, but not limited to, the tax provided in section 4999 of the Code, then the Bank will make additional cash payments to Mr. Solberg so that he shall receive the same net after-tax amounts under his agreement as though no such excise taxes were imposed.

     In August 2000, the Bank also entered into an employment agreement with Mr. Young. The agreement has an initial 3-year term ending August 2, 2003; however, beginning July 1, 2001, and each July thereafter, the term is extended for an additional year beyond the 3-year term, unless the Bank exercises its right not to extend the agreement. Under the terms of his agreement, if Mr. Young is terminated without good cause, or, in the event of a change in control, resigns his employment with good reason or is terminated without good cause, he is entitled to an amount equal to two times his then base salary and any accrued but unused vacation time. In addition, he will be entitled to continuation of his medical and dental benefits for a period of three months. If he should terminate employment due to physical or mental disability, Mr. Young will receive a lump sum payment for unused vacation time. Additional payment will be governed by the Bank's long term disability benefit in force at the time of the termination. If Mr. Young dies during the agreement, his beneficiary will be entitled to receive payments under the Bank's life insurance benefits in effect on the date of death. Mr. Young's payment is subject to the same "excess parachute payment" limitation indicated above for Mr. Champagne.

     For purposes of the agreement "Change in Control" of the Bank will be deemed to have occurred if: (i) any Acquiring Person becomes the beneficial owner of 25% or more of the total number of voting shares of the Bank; (ii) any Acquiring Person becomes the beneficial owner of 10% or more, but less than 25% of the total number of voting shares of the Bank, unless the FDIC has approved a rebuttal agreement filed by such Acquiring Person or such Acquiring Person has filed a certification with the FDIC; (iii) any Acquiring Person (other than the persons named as proxies solicited on behalf of the Board of Directors of the
Bank) holds revocable or irrevocable proxies for the election or removal of two or more directors of the Bank, for 25% or more of the total number of voting shares of the Bank; (iv) any Acquiring Person has received regulatory approval under Section 7(j) of the Federal Deposit Insurance Act, as amended (the "FDIA") to acquire control of the Bank; (v) any Acquiring Person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of 25% or more of the total number of voting shares of the Bank, with or without the requisite regulatory approval; (vi) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Bank before such transaction cease to constitute at least two-thirds of the Board of the Bank or of any successor corporation; or (vii) even though otherwise excluded as a Change in Control, a Change in Control will be deemed to have taken place if fifty-one percent (51%) or more of the issued and outstanding capital stock of the Bank or Bank assets are acquired by an Acquiring Person. For purposes of this Agreement, a Change in Control of the Bank will not be deemed to have occurred under (i) - (vi) above if within thirty (30) days of such action, two-thirds of the Board makes a determination that such action is not a Change in Control of the Bank. An "Acquiring Person" is any person, as defined by Section 7(j)(8)(A) of FDIA, or related persons which would constitute a "group" within the meaning of Section 13(d) and Rule 13d-5 under the Securities Exchange Act of 1934 (the "Exchange Act"). The term Acquiring Person excludes (i) the Bank (ii) any employee benefit plan or related trust of the Bank (iii) any entity holding voting capital stock of the Bank for or pursuant to any such employee benefit plan. The purposes of the executive officer agreements are to reward valued and dedicated service, retain competent management of the Bank, and to induce the executive officers to remain with the bank and provide continuity of management in the event of a change in control. The agreements were not a response to a Change in Control and at this time, the Bank is not aware of any circumstances that could be deemed a Change in Control of the Bank.

                     REPORT ON RE-PRICING OF OPTIONS/SARS.

     The following table lists those executive officers of the Bank who had options re-priced during the past ten years:

                          TEN YEAR OPTION RE-PRICINGS

                                                 Market                                                Length of
                                                 Price               Exercise                          Original
                                   Number of     of Stock at         Price at                          Option Term
                                   Options       Time of             Time of               New         Remaining
                                   Re-priced or  Re-pricing or       Re-pricing or         Exercise    at Date of
                                   Amended       Amendment           Amendment             Price       Re-pricing
Name                       Date     (#)                ($)               ($)                  ($)      Amendment
----                       ----    ------------  ---------------     -----------           ----------  ----------
William E. Solberg       12/15/98     45,600          21.125            24.1875              21.125      9.0 yrs
President and Chief
Executive Officer

Floyd G. Champagne       12/15/98     20,000          21.125            24.1875              21.125      9.0 yrs
Executive Vice Pres./
Treasurer and CFO

Earl T. Young            12/15/98     16,000          21.125            23.3750              21.125      9.0 yrs
Executive Vice Pres./
Senior Lending Officer

Retirement Plans.

   The following table shows the estimated annual amounts payable on a life annuity basis to a participant retiring on December 31, 2000, at age 65 under the Bank's qualified defined benefit pension plan as well as a non-qualified supplemental pension plan ("SERP"), based on compensation that is covered under the plans and years of service with the Bank. Substantially all officers and employees of the Bank are participants in the American Bank of Connecticut Pension Plan for Employees.

                   PENSION PLAN AND SUPPLEMENTAL PLAN TABLE
           ESTIMATED ANNUAL BENEFITS PAYABLE UPON NORMAL RETIREMENT
           --------------------------------------------------------

                                                 Years of Benefit Service
                                                 ------------------------
Average Compensation        15              20          25         30        35
--------------------        --              --          --         --        --
      $125,000           $56,250        $ 75,000     $ 75,000   $ 75,000  $ 75,000
       150,000            67,500          90,000       90,000     90,000    90,000
       175,000            78,750         105,000      105,000    105,000   105,000
       200,000            90,000         120,000      120,000    120,000   120,000

     Benefits payable under the Bank's retirement plan are based on the average of a participant's highest five consecutive years of earnings and on years of service. Earnings covered under the plan include compensation listed in the Summary Compensation Table under the "Salary", "Bonus", and "Restricted Stock Awards" columns. (Restricted stock awards are included in the year the shares vest due to the expiration of the restricted period of time, based on the grant date values at the time of award.) Benefits for pre-1987 participants are not subject to offset from Social Security benefits.

     The plan requires five years of service for vesting. At the year-end 2000, Messrs. Solberg and Champagne were credited under the plan with 8 and 10 years of service, respectively.

     The Bank maintains the SERP to provide executive officers with pension benefits that cannot be provided directly through the Bank's tax qualified employee pension plan as a result of certain Internal Revenue Code limitations on qualified plan benefits. Benefits under the SERP are based on the same formula as the employee pension plan but are determined without regard to the limitations on the amount of salary that may be taken into account for benefit purposes under the pension plan. The benefits available under the SERP are reduced by the benefits actually payable under the pension plan. Currently, Messrs. Solberg and Champagne are participants in the SERP and pursuant to the plan are treated as pre-1987 participants.

Directors' Compensation.

     In 2000, other than Mr. Guilbert and Mr. Solberg who receive no compensation as Directors of the Bank, each member of the Board was entitled to an annual retainer of $12,000. Compensation for each Directors' Meeting and certain committee meetings was $1,100 and $450 respectively. Total Directors' fees paid in 2000 was $182,850. Directors, other than Mr. Guilbert and Mr. Solberg, are awarded stock options pursuant to the Directors' Stock Option Plan, approved by the shareholders at the 1994 Annual Meeting and amended by the shareholders at the 1999 Annual Meeting. Directors who are also officers of the Bank are not eligible for grants under the Plan. Directors' stock options are exercisable at grant. See Security Ownership of Management above.

     Pursuant to the 1994 Directors' Stock Option Plan as amended in 1999, Directors Oneglia and Smith were each granted options for 6,000 shares with an option price of $19.75 upon their reelection to the Board of Directors on April 26, 2000. The following table provides information regarding the exercises of options during the year ended December 31, 2000, and the value of each Director's unexercised stock options as of December 31, 2000.


                 DIRECTORS STOCK OPTION PLAN OPTION EXERCISES
                              IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                  Number of
                                                  Securities           Value of
                                                  Underlying           Unexercised
                                                  Unexercised          In-the-Money
                                                  Options              Options
                                                  at FY-End (#)        at FY-End ($) (2)
               Shares Acquired   Value Realized   Exercisable/         Exercisable/
 Name          on Exercise (#)         ($)        Unexercisable (3)    Unexercisable (3)
 ----          ---------------   --------------   ------------------   ------------------
Arnold (1)             -0-               -0-            14,000              $161,875

Caulfield              -0-               -0-            43,000              $145,500

Drubner                -0-               -0-            31,000              $ 34,875

Kellogg             2,000            15,875             39,000              $127,375

Oneglia                -0-               -0-            43,000              $151,125

Sirop                  -0-               -0-            47,000              $210,875

Smith                  -0-               -0-            43,000              $151,125

Wesson                 -0-               -0-            43,000              $141,750

(1) Mr. Arnold is no longer a Director and therefore not eligible for any further grants under the Plan. His rights to exercise the unexercised options granted to him while a Director expire March 22, 2004.

(2) Valuation is based on a December 31, 2000 Bank common stock closing price of $22.875.

(3) Directors' options are exercisable upon grant. The result is there are no unexercisable shares.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     As noted above, Mr. Kellogg served on the Bank's Compensation Committee during 2000. Mr. Kellogg is Chairman of the Board and Treasurer of Hubbard-Hall, Inc., a manufacturing firm. Mr. Guilbert, Chairman of American Bank, serves as a director of Hubbard-Hall, Inc. Other than fees paid to Mr. Kellogg in his capacity as Director of the Bank, no fees for services of any kind were made by the Bank to Hubbard-Hall, Inc., during 2000. Hubbard-Hall, Inc., has no formal compensation committee, but Mr. Guilbert does discuss Hubbard-Hall, Inc., compensation matters with Mr. Kellogg.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

American Bank's compensation program is designed to be closely linked to corporate performance and return to stockholders. To this end, the Bank has implemented a strategy for its compensation plans that ties a portion of executive compensation to the Bank's success in meeting performance objectives and to appreciation in American Bank's common stock price. The overall objectives of the Bank's compensation strategy are:

               . To attract and retain highly qualified executive talent
               . To provide incentives to these executives to meet corporate objectives
               . To link executive and shareholder interests through equity based plans
               . To provide a compensation package that recognizes individual performance as well as overall business results.

Each year the Committee conducts a full review of the Bank's executive compensation program. This review includes the submission of a study from an independent consultant, which provides comprehensive salary data from other financial institutions that constitute the Bank's main competition for executive talent.

This peer group is comprised of nine Connecticut financial institutions of comparable asset size, some of which are included in the universe of banks used to prepare the performance graph utilized in the Bank's proxy statements. The Keefe, Bruyette & Woods New England Thrift Index used to prepare the performance graph includes companies of various sizes.

Base Salaries.

The Compensation Committee's review found the Bank's salary levels to be competitive with those of its peer group. Adjustments were made to reflect individual executive performance, responsibility, and contribution.

Stock Awards and Options.

The Bank grants restricted stock awards. In determining restricted stock awards, the Committee takes into consideration awards granted to other similarly situated executives in competing institutions. No awards of restricted stock were made to the executive officers in 2000.

From time to time awards of stock option grants are made, having exercise prices equal to the fair market value of the Bank's common stock on the grant date. Because executives receive value from stock option awards only in the event of stock price appreciation, the Committee believes stock options serve as a strong incentive to executive performance. Individual grants are based on an executive's level of responsibility and contribution to the Bank. Grants for 24,000 shares of stock were made to the executive officer group in 2000.

The objective of these awards is to align the interests of the Bank's key officers with those of its shareholders and to encourage long-term corporate strategic planning by the key officers.

CEO Compensation.

At its December 19, 2000 meeting, the Committee established Mr. Solberg's base salary for 2001 at $300,000. Future compensation will be tied to the Bank's performance in meeting business objectives and to stockholder return.

Conclusion.

Through the programs described above, a significant portion of the Bank's executive compensation is linked directly to corporate performance and stock price appreciation. The Committee intends to continue this policy of associating executive compensation to corporate performance and return to stockholders, recognizing that changes in the business cycle may result in an imbalance for a particular period.

CHARLES T. KELLOGG
PAUL A. SIROP
ANN Y. SMITH

BOARD AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of American Bank of Connecticut is responsible for providing independent, objective oversight of the Bank's accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of seven directors, each of whom is independent as defined by the American Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Bank's internal controls and financial reporting process. The Bank's independent accountants, KPMG LLP ("KPMG"), are responsible for performing an independent audit of the Bank's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee the financial reporting and audit process.

In connection with these responsibilities, the Bank's Audit committee met with management and KPMG to review and discuss the Bank's December 31, 2000, consolidated financial statements. The Audit Committee received written disclosures from and also discussed with KPMG the matters required by Independence Standards of Statement on Auditing Standards No. 1 (Independence Discussions with Audit Committee). The Audit Committee also discussed with KPMG the absence of matters required to be communicated by KPMG by Statement on Auditing Standards No. 61 (Communication with Audit Committee regarding certain matters relating to the conduct of the audit.)

Audit fees of $86,400 were billed to the Bank by KPMG for professional services rendered in connection with the audit of the Bank's consolidated financial statements for the fiscal year ended December 31, 2000, and the limited reviews of the interim consolidated financial statements included in the Bank's Forms 10-Q for the quarterly periods in 2000.

There were no financial information systems design and implementation fees billed to the Bank by KPMG for services rendered during the 2000 fiscal year. All other fees billed to the Bank by KPMG for non-audit services rendered during the fiscal year ended December 31, 2000, totaled $63,625.

The Audit Committee discussed KPMG's independence with KPMG and has considered whether the non-audit services provided by KPMG during the 2000 fiscal year were compatible with maintaining KPMG's independence. The Committee has concluded that the non-audit services do not impair KPMG's independence.

Based upon the Committee's discussions with management and KPMG and its review of the information mentioned above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Bank's Annual Report and Form 10-K for the year ended December 31, 2000, to be filed with the FDIC.

RICHARD H. CAULFIELD
NORMAN S. DRUBNER
CHARLES T. KELLOGG
GREGORY S. ONEGLIA
PAUL A. SIROP
ANN Y. SMITH
ROBERT W. WESSON

             AMERICAN BANK OF CONNECTICUT PRICE PERFORMANCE GRAPH*

     The graph below compares the cumulative total shareholder return on the Bank's common stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and a peer group of banks included in the Keefe, Bruyette & Woods New England Thrift Index ("KBW New England Bank Index") over the same period assuming an investment of $100 in each vehicle on December 31, 1995, and reinvestment of all dividends.*


                American Bank of Connecticut Price Performance

                                   [GRAPH]


* The stock price performance shown in the graph above is not necessarily indicative of future price performance.

                           INDEBTEDNESS OF MANAGEMENT

   The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business, with Directors, officers, principal stockholders, and their associates, on substantially the same terms, including interest rates, and collateral as those prevailing at the same time for comparable transactions with others and not involving more than the normal risk of collectibility or presenting other unfavorable features. All such loans are approved by a disinterested majority of the Board of Directors.

     All loans to such persons are current as of February 28, 2001. As of February 28, 2001, Director Norman S. Drubner and his associates were indebted to the Bank in the aggregate amount of $8,620,603. The largest amount of indebtedness of Mr. Drubner and his associates during fiscal year 2000 was $8,704,703 on November 16, 2000, which amount was 11.81% of total capital accounts of the Bank at that time. The aggregate extensions of credit from the Bank to all Directors, nominees, principal security holders, principal officers and their associates as a group as of February 28, 2001, was $9,761,658 which was 13.24% of the capital accounts of the Bank at that time.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Based solely upon a review of Forms F-7, F-8, F-8A, and any amendments thereto furnished to the Bank during the 2000 fiscal year or written representations to the Bank by reporting persons that no Form F-8A is required, all Directors (other than Director Gregory S. Oneglia), officers, and any other reporting persons made timely filings of stock transactions involving the Bank's stock as required by Section 16(a) of the Exchange Act. Mr. Oneglia purchased 1000 shares at a price of $19.50 on August 23, 2000, and filed a Form F-8 after the required date.


                 RATIFICATION OF BANK'S APPOINTMENT OF AUDITORS
                          (Proposal 2 on Proxy Card)

     The Board of Directors has heretofore renewed the Bank's arrangements with KPMG LLP independent public accountants, to be its auditors for the 2001 fiscal year, subject to ratification by the Bank's stockholders. A representative of KPMG LLP will be present at the Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he so desires.

     The board of Directors recommends that stockholders vote "FOR" the ratification of the Bank's appointment of KPMG LLP as auditors. A majority of the votes cast at the Meeting is required to pass this Proposal.


                                 OTHER MATTERS

   The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies will be voted in accordance with the judgment of the person or persons voting the proxies as set forth in the accompanying proxy card.

STOCKHOLDER PROPOSALS AND NOMINEES FOR DIRECTOR FOR THE 2002 ANNUAL MEETING

Shareholder proposals submitted for inclusion in next year's proxy materials must be received by the secretary of the Bank no later than November 23, 2001. Shareholder proposals to be considered at the 2001 Annual Meeting, without inclusion in next year's proxy materials, must be received by such secretary no later that February 7, 2002. If Bank (or American Financial Bancorp, Inc. if applicable) is not notified of a shareholder proposal by February 7, 2002, then proxies held by management may provide the discretion to vote against such shareholder proposal, even though such proposal is not discussed in the proxy statement. Proposals should be addressed to the Bank's (or American Financial Bancorp, Inc. if applicable) Secretary at the main office at Two West Main Street, P. O. Box 2589, Waterbury, Connecticut, 06723. Nothing in this paragraph shall be deemed to require Bank (or American Financial Bancorp, Inc. if applicable) to include in its proxy statement and form of proxy for such meeting any shareholder nomination or proposal that does not meet the requirements of
the FDIC or SEC, if applicable, in effect at the time.   A shareholder's
nomination for director(s) shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made
(i) the name and address of such shareholder, as it appears on Bank's (or American Financial Bancorp, Inc.'s if applicable) books, and of such beneficial owner and (ii) the class and number of shares of the Bank (or American Financial Bancorp, Inc. if applicable) that are owned beneficially and held of record by such shareholder and such beneficial owner. Upon delivery such nominations shall forthwith be posted in a conspicuous place in each office of the Corporation. Ballots bearing the names of all the persons nominated by the Nominating Committee and, if properly and timely made, by stockholders, shall be provided for use at the 2002 Annual Meeting.


                             BY ORDER OF THE BANK'S BOARD OF DIRECTORS

                             BETTY ANN VEILLETTE
                             SECRETARY

Waterbury, Connecticut
March 23, 2001

                                  Appendix A

                         AMERICAN BANK OF CONNECTICUT

                            Audit Committee Charter

                                  Appendix A

                         AMERICAN BANK OF CONNECTICUT

                            Audit Committee Charter



                               Table of Contents


Part I    Audit Committee Purpose

Part II   Audit Committee Composition and Meetings

Part III  Audit Committee Responsibilities and Duties

I.   Audit Committee Purpose

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     . Monitor the integrity of the Bank's financial reporting process and systems of internal controls regarding finance, accounting, and regulatory compliance.

     . Monitor the independence and performance of the Bank's independent auditors and internal auditing department.

     . Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Bank's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  Audit Committee Composition and Meetings

     Audit Committee members shall meet the requirements of the American Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

III. Audit Committee Responsibilities and Duties

     Review Procedures
     -----------------

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Bank's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Bank's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. Review with financial management and, if deemed appropriate, the independent auditors, the Bank's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Bank's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     Independent Auditors
     --------------------

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Bank that could impair the auditors' independence.

     8. Review the independent auditors audit plan -- discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Bank's accounting principles as applied in its financial reporting.

     Internal Audit Department and Legal Compliance
     ----------------------------------------------

     11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

     12. Review the appointment, performance, and replacement of the senior internal audit executive.

     13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     14. On at least an annual basis, review with the Bank's counsel, any legal matters, if any, that could have a significant impact on the Bank's financial statements, the Bank's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     Other Audit Committee Responsibilities
     --------------------------------------

     15. Annually prepare a report to shareholders as required by the Securities and exchange Commission. The report should be included in the Bank's annual proxy statement.

     16. Perform any other activities consistent with this Charter, the Bank's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.